Exhibit 10.6

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated January 18, 2013, is among INTERFACE SECURITY SYSTEMS, L.L.C., a Louisiana limited liability company (“Interface”), THE GREATER ALARM COMPANY, INC., a California corporation (“GAC”), WESTEC ACQUISITION CORP., a Delaware corporation (“WAC”), WESTEC INTELLIGENT SURVEILLANCE, INC., a Delaware corporation (“WIS” and, together with Interface, GAC and WAC, the “Borrowers” and each, individually, a “Borrower”), INTERFACE SECURITY SYSTEMS HOLDINGS, INC., a Delaware corporation (“Parent Guarantor” and, together with the Borrowers and any other persons or entities that from time to time become parties hereto as debtors, the “Debtors” and each, individually, a “Debtor”); and CAPITAL ONE, N.A., in its capacity as agent for the Lender Parties referred to below (in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, each of the Borrowers has entered into that certain Credit Agreement dated as of the date of this Agreement (as amended, restated, extended or otherwise modified from time to time, the “Credit Agreement”), with the Guarantors party thereto, the Banks party thereto and the Agent, pursuant to which the Banks have agreed to make Revolving Credit Loans to the Borrowers;

WHEREAS, the Parent Guarantor has executed and delivered that certain Guaranty and Suretyship Agreement dated as of the date hereof (as amended, restated, extended or otherwise modified from time to time, the “Guaranty Agreement”) guaranteeing certain obligations of the Borrowers, including all obligations of the Borrowers under the Credit Agreement, and the subsidiaries of each Borrower (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with Parent Guarantor, each a “Guarantor” and collectively, the “Guarantors”) may from time to time execute and deliver a guaranty of certain obligations of the Borrowers, including all obligations of each Borrower under the Credit Agreement; and

WHEREAS, the obligations of each Borrower under the Credit Agreement and the other Loan Documents and the obligations of each Guarantor under the Guaranty Agreement or any other guaranty agreement are to be secured pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Borrowers under or in connection with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  When used herein, (a) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, Goods, Health-Care Insurance Receivable, Inventory, Instrument, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto in the UCC (as defined below); (b) capitalized terms that are not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement; and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

Assignee Deposit Account - has the meaning set forth in Section 4.

Board of Directors means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the board of directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

Capital Stock means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

Collateral means, with respect to any Debtor, all property and rights of such Debtor in which a security interest is granted hereunder.

Computer Hardware and Software means, with respect to any Debtor, all of such Debtor’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Excluded Assets means:

(1)                                 any asset or property right of any Debtor of any nature:

(a)                                 if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right or any Debtor’s loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract, general intangible, permit or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity) to which such Debtor is party;

(b)                                 located outside the United States (other than as set forth in paragraph (a) hereof); and

(c)                                  to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to any applicable law or principles of equity);

provided, however, that (x) such asset or property right will cease to be an Excluded Asset immediately and automatically at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination, default or prohibition is remedied or ceases to exist and (y) to the extent severable, any portion of any such asset or property right that does not result in any of the consequences specified in clauses (a) and (b) in this clause (1) will not be an Excluded Asset;

(2)                                 Voting Stock of any Foreign Subsidiary (to the extent such Foreign Subsidiary is a “controlled foreign corporation” for U.S. federal income tax purposes) that is directly owned by any Debtor, and any disregarded entity owner (direct or indirect through one or more other disregarded entities) of such Foreign Subsidiary, solely to the extent representing in excess of 65% of the total voting power of all outstanding Voting Stock of such Foreign Subsidiary or such disregarded entity owner and all Capital Stock of Foreign Subsidiaries not directly owned by a Person that is a Debtor;

(3)                                 any foreign intellectual property;

(4)                                 any applications for trademarks or service marks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(5)                                 (i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of any Debtor, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Debtor, (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and trust accounts and (iii) until the occurrence and continuance of an Event of Default, deposit and securities accounts maintained by the Debtors with a total amount on deposit at any one time of less than $50,000 per individual account and $250,000 in the aggregate;

(6)                                 fixed or capital assets and the related accessions and proceeds owned by any Debtor that is subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to Section 7.2.1 and Section 7.2.2 of the Credit Agreement if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;

(7)                                 any Excluded Real Estate; and

(8)                                 any assets the perfection of which would require notation of a lien on a certificate of title.

Foreign Subsidiary means any Subsidiary of a Debtor that was not formed under the laws of the United States or any state of the United States or the District of Columbia or that does not guarantee or otherwise provide direct credit support for any Indebtedness of any Debtor (provided that the formation and ownership of any such Foreign Subsidiary is subject to the restriction set forth in Section 7.2.9 of the Credit Agreement).

General Intangibles means, with respect to any Debtor, all of such Debtor’s “general intangibles” as defined in the UCC and, in any event, includes (without limitation) all of such Debtor’s trademarks, trade names, patents, copyrights, trade secrets, customer lists, inventions, designs, Software, software programs, mask works, goodwill, registrations, licenses, franchises, tax refund claims, guarantee claims, Payment Intangibles, security interests and rights to indemnification.

Intellectual Property means all past, present and future: trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations that have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations that have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

Lender Party means Agent, each Bank under and as defined in the Credit Agreement and any Affiliate of such a Bank that is a party to any other agreement with any Borrower.

Liabilities means, as to each Debtor, all Obligations (as defined in the Credit Agreement).

Non-Tangible Collateral means, with respect to any Debtor, collectively, such Debtor’s Accounts and General Intangibles.

Organizational I.D. Number means, with respect to any Debtor, the organizational identification number assigned to such Debtor by the applicable governmental unit or agency of the jurisdiction of organization for such Debtor.

Type of Organization means, with respect to any Debtor, the kind or type of entity of such Debtor, such as a corporation or limited liability company.

UCC means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as may be amended or modified from time to time; provided that, as used in Section 6 hereof, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

Voting Stock of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

2.             Grant of Security Interest.  As security for the payment of all Liabilities, each Debtor hereby assigns to the Agent for the benefit of the Lender Parties, and grants to the Agent for the benefit of the Lender Parties, a continuing security interest in, all of the property of each Debtor whether now or hereafter existing or acquired and regardless of where located, including, without limitation:

All of such Debtor’s:

Accounts, including Health-Care-Insurance Receivables;

Certificated Securities;

Chattel Paper, including Electronic Chattel Paper;

Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

Commercial Tort Claims;

Deposit Accounts;

Documents;

Financial Assets;

General Intangibles;

Goods (including all of its Equipment, Fixtures and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

Instruments;

Intellectual Property,

Investment Property;

Letter-of-Credit Rights;

Money, including cash (of every jurisdiction whatsoever), rights to payment of money, including cash, insurance claims and proceeds;

Real property;

Securities collateral;

Security Entitlements;

Supporting Obligations;

Uncertificated Securities; and

to the extent not included in the foregoing, other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing and all accessions to, substitutions and replacements for each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Debtor from time to time with respect to any of the foregoing.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include any Excluded Assets; provided, however, (x) that the Collateral shall include, and such security interest shall attach, immediately and automatically at such time any condition causing any asset to be an Excluded Asset shall cease to exist and to the extent severable from any Excluded Asset, shall attach immediately to any portion of a lease, license, contract, property right or agreement that does not constitute an Excluded Asset, and (y) with respect to any asset constituting an Excluded Asset because the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right or the Debtors’ loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract, general intangible, permit or agreement, upon request of the Agent, any Debtor will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of the Agent (and to Agent’s enforcement of such security interest) such asset.

3.             Representations and Warranties.  Each Debtor represents and warrants that as of the Closing Date and each extension of credit under the Credit Agreement: (a) no financing statement (other than any that may have been filed on behalf of the Agent or in connection with Permitted Liens covering any of the Collateral or other rights in the Collateral) is authorized to be on file in any public office; (b) such Debtor is and will be the lawful owner of all Collateral, free of all Liens whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform such Debtor’s obligations hereunder, and to subject the Collateral to the security interest hereunder, (c) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to the Agent or any Lender Party is and will be true and correct in all material respects as of the date furnished; (d) such Debtor’s chief executive office and principal place of business are as set forth on Schedule I hereto (and such Debtor has not maintained its chief executive office and principal place of business at any other location at any time after five (5) years prior to the date of this Agreement), and each other location where such Debtor maintains a place of business is also set forth on Schedule I hereto; (e) such Debtor is the Type of Organization stated and is duly organized, validly existing and in good standing under the laws of the state set forth on Schedule II hereto; (f) except as set forth on Schedule III hereto, such Debtor is not now known and during the five (5) years preceding the date hereof has not previously been known by any trade name; (g) such Debtor’s exact legal name is as set forth on the signature pages of this Agreement except as set forth on Schedule III hereto, during the five (5) years preceding the date hereof such Debtor has not been known by any different legal name nor has such Debtor been the subject of any merger or other corporate reorganization; (h) Schedule IV hereto contains a complete listing of all of such Debtor’s Intellectual Property that is subject to registration statutes; (i) the execution and delivery of this Agreement and the performance by such Debtor of its obligations hereunder are (1) within such Debtor’s requisite entity level powers, have been duly authorized by all necessary entity action, have received all necessary governmental approval (if any shall be required), (2) do not and will not contravene or conflict with any provision of law, or any material judgment, order or decree, that is binding upon such Debtor and (3) will not conflict with the organizational or governing documents of such Debtor or of any material agreement, indenture, instrument or other document that is binding on Debtor, except to the extent such conflict, default or breach would not constitute an Event of Default; (j) this Agreement is a legal, valid and binding obligation of such Debtor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (k) such Debtor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would reasonably be expected to result in a Material Adverse Change; (1) Schedule V hereto contains a complete listing of all of each Debtor’s Instruments, Investment Property, Letter-of-Credit Rights, Chattel Paper, Documents and Commercial Tort Claims; (m) except as set forth on Schedule VI hereto, Debtor has no tangible Collateral located outside of the United States; (n) Schedule VII hereto contains a complete listing of each Debtor’s tangible Collateral located with any bailee, warehousemen or other third parties; (o) Schedule IX hereto contains a complete listing of all of each Debtor’s Deposit Accounts and other bank accounts, including locations and applicable account numbers and (p) none of the Recurring Service Contracts are Chattel Paper.  Without limiting the foregoing, Debtor further represents and warrants that as of the Closing Date and as of the date of each extension of credit, Agent has a duly perfected, non-avoidable, enforceable and first-priority security interest (even after giving effect to the last paragraph of Section 2 hereof and any Permitted Liens) in each of the Recurring Service Contracts whose RMR is included Eligible RMR, together with all Proceeds thereof, subject to any Permitted Liens.

4.             Collections, etc.  Until such time as the Agent shall notify such of the revocation of such power and authority following the occurrence and during the continuation of an Event of Default, each Debtor (a) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by such Debtor for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Debtor for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement), the cash proceeds of Collateral and other money that constitutes Collateral, (b) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Non-Tangible Collateral, including the taking of such action with respect to such collection as the Agent may reasonably request or, in the absence of such request, as such Debtor may deem advisable, and (c) may grant, in the ordinary course of business, to any party obligated on any of the Non-Tangible Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Non-Tangible Collateral. The Agent, however, may, at any time following the occurrence and during the continuation of an Event of Default, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities, notify an Account Debtor or other Person obligated on Collateral to make payment or otherwise render performance to or for the benefit of the Agent and enforce, by suit or otherwise, the obligations of an Account Debtor or other Person obligated on Collateral and exercise the rights of such Debtor with respect to the obligation of the Account Debtor or other Person obligated on Collateral to make payment or otherwise render performance to the Debtor, and with respect to any property that secures the obligations of the Account Debtor or other Person obligated on the Collateral. In connection with exercise of such rights and remedies, the Agent may surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon the request of the Agent following the occurrence and during the continuation of an Event of Default, each Debtor will, at its own expense, notify any or all parties obligated on any of the Non-Tangible Collateral to make payment to the Agent of any amounts due or to become due thereunder.

Upon request by the Agent following the occurrence and during the continuation of an Event of Default, each Debtor will forthwith, upon receipt, transmit and deliver to the Agent, in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Agent) that may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral. Except as the Agent may otherwise consent in writing, any such items that may be so received by any Debtor will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Agent until delivery is made to the Agent. Each Debtor will comply with the terms and conditions of any consent given by the Agent pursuant to the foregoing sentence.

During the existence of an Event of Default, all items or amounts that are delivered by any Debtor to the Agent on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account (each an “Assignee Deposit Account”) of such Debtor with a financial institution selected by the Agent, over which the Agent has sole dominion and control, as security for payment of the Liabilities. No Debtor shall have any right to withdraw any funds deposited in the applicable Assignee Deposit Account. The Agent may, from time to time, in its discretion, and shall upon request of the applicable Debtor made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account toward payment of the Liabilities, whether or not then due, in such order of application as the Agent may determine, and the Agent may, from time to time, in its discretion, release all or any of such balance to the applicable Debtor.

The Agent (or any designee of the Agent) is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Agent, representing any payment on or other Proceeds of any of the Collateral.

5.             Certificates, Schedules and Reports.  Each Debtor will from time to time, as the Agent may reasonably request, deliver to the Agent such schedules, certificates and reports respecting all or any part of the Collateral at the time subject to the security interest hereunder, and the items or amounts received by such Debtor in full or partial payment of any of the Collateral, as the Agent may reasonably request.  Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, each Borrower shall promptly provide Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the same.  Any such schedule, certificate or report shall be executed by an Authorized Officer of such Debtor stating that such revision and restatement reflects changes that are permitted by this Agreement and the other Loan Documents and shall be in such form and detail as the Agent may specify, but no such update or revision shall constitute a waiver or cure of any breach under any Loan Document.  Each Debtor shall immediately notify the Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods that causes a Material Adverse Change, and such notice shall specify the amount of such loss or depreciation.

6.             Agreements of the Debtors.  Each Debtor (a) at their sole cost and expense, will execute and deliver all such agreements and instruments as necessary (or as Agent may reasonably request) to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by hereunder or any other Loan Document and do such acts as may be reasonably necessary under applicable U.S. or state law, including the filing of any such notice filings or other agreements or instruments, at such times and at such places as are necessary (or as the Agent may reasonably request), in each case subject to the terms of this Agreement or any other Loan Document, in order to establish and maintain valid, attached and perfected first-priority security interests in the Collateral in favor of the Lender Parties, free and clear of all Liens and claims and rights of third parties whatsoever except Permitted Liens; each Debtor hereby irrevocably authorizes the Agent at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of such Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed, or (y) as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by Section 5 of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (x) whether such Debtor is an organization, the Type of Organization and the Organizational ID Number issued to such Debtor and (y) in the case of a financing statement filed as a fixture filing or indicating Collateral to be extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates, such Debtor further ratifies and affirms its authorization for any financing statements and/or amendments thereto, filed by the Agent in any jurisdiction prior to the date of this Agreement; (b) will keep all its Inventory at, and will not maintain any place of business at any location other than, its address(es) shown on Schedule I hereto or at such other addresses of which such Debtor shall have given the Agent not less than thirty (30) days’ prior written notice; (c) will keep its records concerning the Non-Tangible Collateral in such a manner as will enable the Agent or its designees to determine at any time the status of the Non-Tangible Collateral; (d) will furnish the Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Agent may from time to time reasonably request; (e) will permit the Agent and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice following the occurrence and during the continuation of an Event of Default) to inspect such Debtor’s Inventory and other Goods, and to inspect, audit and make copies of and extracts from all records and other papers in the possession of such Debtor pertaining to the Collateral and the Account Debtors, and will, upon request of the Agent during the existence of an Event of Default, deliver to the Agent all of such records and papers; (f) will, upon request of the Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper and Instruments constituting a portion of the Collateral, a notation, in form satisfactory to the Agent, of the security interest of the Agent hereunder; (g) except for the sale or lease of Inventory in the ordinary course of its business and sales of Equipment that is no longer useful in its business or that is being replaced by similar Equipment or any other sale of collateral permitted under Section 7.2.7 of the Credit Agreement, will not sell, lease, assign or create or permit to exist any Lien on any Collateral other than Permitted Liens; (h) without limiting the provisions of Section 7.1.3 of the Credit Agreement, will at all times keep all of its Inventory and other Goods insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, and cause all such policies to provide that loss thereunder shall be payable to the Agent as its interest may appear (it being understood that (A) so long as no Event of Default shall have occurred and be continuing, the Agent will deliver any proceeds of such insurance that may be received by it to such Debtor and (B) whenever an Event of Default shall have occurred and be continuing, the Agent may apply any proceeds of such insurance that may be received by it toward payment of the Liabilities, whether or not due, in such order of application as the Agent may determine), and such policies or certificates thereof shall, if the Agent so requests, be deposited with or furnished to the Agent; (i) will take such actions as are reasonably necessary to keep its Goods in good repair and condition (ordinary wear and tear excepted); (j) will take such actions as are reasonably necessary to keep its Equipment in good repair and condition and in good working order, ordinary wear and tear excepted; (k) will, except to the extent that such fees, taxes, assessments and other charges are being contested in good faith and by appropriate proceedings, diligently conducted and for which appropriate reserves, in accordance with GAAP have been established, but only to the extent that the failure to discharge such contested charge will not cause a Material Adverse Change, promptly pay when due all license fees, registration fees, taxes, assessments and other charges that may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods; (l) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral; (m) except as listed on Schedule VI, will keep all of the tangible Collateral in the United States; (n) promptly notify the Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of the Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Agent to deliver to the Agent control with respect to such Collateral; (o) promptly notify the Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of the Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Agent to deliver to the Agent possession of such Documents that are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of the Agent; (p) with respect to Collateral in the possession of a third party, other than Certificated Securities, Goods covered by a Document, or de minimis portions of the Collateral temporarily in the possession of another in the ordinary course of such third parties’ business including as described on Schedule VII, obtain an acknowledgment from the third party that it is holding the Collateral for benefit of the Agent; (q) promptly notify the Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party, and, upon the request of the Agent, will promptly enter into an amendment to this Agreement, and do such other acts or things deemed appropriate by the Agent to give the Agent a security interest in such Commercial Tort Claim; (r) further agrees to take other action reasonably requested by the Agent to ensure the attachment, perfection and first priority of, and the ability of the Agent to enforce, the security interests in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Debtor’s signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the security interests in such

Collateral, (iii) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (iv) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Agent, and (v) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction; (s) not change its state of incorporation or organization, taxpayer identification number or Type of Organization; and (t) not change its legal name without providing the Agent with at least (30) days’ prior written notice.

Any expenses incurred in protecting, preserving or maintaining any Collateral shall be borne by Debtors.  Whenever an Event of Default shall have occurred and be continuing, the Agent shall have the right to bring suit to enforce any or all of the Intellectual Property or licenses thereunder, in which event the applicable Debtor shall at the request of the Agent do any and all lawful acts and execute any and all proper documents required by the Agent in aid of such enforcement and such Debtor shall promptly, upon demand, reimburse and indemnify the Agent for all costs and expenses incurred by the Agent in the exercise of its rights under this Section 6. Notwithstanding the foregoing, subject to Section 10 hereof, the Agent shall have no obligation or liability regarding the Collateral or any thereof by reason of, or arising out of, this Agreement.

To the extent Debtors use any of the proceeds from the Loans to purchase Collateral, Debtors’ repayment of the Loans shall apply on a “first-in-first-out” basis so that the portion of the Loans used to purchase a particular item of Collateral shall be paid in the chronological order the Debtors purchased the Collateral.

7.             Default and Remedies upon an Event of Default.  (a) If an Event of Default shall have occurred and be continuing, the Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under this Agreement, any Loan Document or applicable law.

(b)           Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Agent may exercise on behalf of the Lender Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral.  In addition, if an Event of Default shall have occurred and be continuing, the Agent may, without being required to give any notice, except as may be required by mandatory provisions of law, withdraw all cash held in the Assignee Deposit Account and apply such cash as provided in Section 8 hereof.  If there shall be no such cash or if such cash shall be insufficient to pay all the Liabilities in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof; notice of any such sale or other disposition shall be given to the relevant Debtors as expressly required in Section 9 hereof.

8.             Application of Proceeds.  (a) If an Event of Default shall have occurred and be continuing, the Agent may apply the proceeds of any sale or other disposition of all or any part of the Collateral, in any commercially reasonable manner, in the Agent’s discretion, in cash or in kind or, on a ratable basis, in any combination thereof, to the payment of all unpaid Liabilities in accordance with the terms of the Credit Agreement.

(b)           All distributions made by the Agent pursuant to this Section shall be final (except in the event of manifest error) and the Agent shall have no duty to inquire as to the application by any of the Banks or any amount distributed to it.

9.             Authority to Administer Collateral.  Each Debtor irrevocably appoints the Agent its true and lawful attorney with full power of substitution, in the name of such Debtor, any Lender Party or otherwise, for the sole use and benefit of the Lender Parties, but at Debtors’ expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Debtors’ Collateral (to the extent necessary to pay the Liabilities in full):

(a)                                 to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)                                 to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c)                                  to sell, lease, license or otherwise dispose of the same or the Proceeds thereof, as fully and effectually as if the Agent were the absolute owner thereof, and

(d)                                 to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the relevant Debtor at least ten (10) days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made.

10.          Limitation on Duty in Respect of Collateral.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Agent in good faith or by reason of any act or omission by the Agent pursuant to instructions form the Agent, except to the extent that such liability arises from the Agent’s gross negligence or willful misconduct.

To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Debtor acknowledges and agrees that it is not commercially unreasonable for the Agent (a) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance of credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral, or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (1) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Each Debtor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any right to a Debtor or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

11.          General.  All notices, requests, demands, directions and other communications given to or made upon any party hereto under the provisions of this Agreement shall be delivered or sent (i) to the respective parties at the addresses and numbers set forth under their respective names provided in the Credit Agreement or in accordance with any subsequent unrevoked written direction from any party to the others in accordance with Section 10.6 of the Credit Agreement, and (ii) in accordance with the notice provisions set forth in Section 10.6 of the Credit Agreement. Any Bank giving any notice to any Debtor shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.  Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Agent pursuant to this Agreement, the obligations of the Debtors hereunder and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement.  If there is a conflict between the terms of the Intercreditor Agreement, and this Agreement or the Credit Agreement, the applicable terms of the Intercreditor Agreement will control.

Each of the Debtors agrees to pay all expenses, including reasonable attorney’s fees and charges (including time charges of attorneys who are employees of the Agent or any Lender

Party) paid or incurred by the Agent or any Lender Party in endeavoring to collect the Liabilities of such Debtor, or any part thereof, and in enforcing this Agreement against such Debtor, and such obligations will themselves be Liabilities.

No delay on the part of the Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

This Agreement shall remain in full force and effect until all Liabilities have been paid in full (other than contingent indemnification obligations to the extent no claims arising thereto have been asserted), all Letters of Credit issued and outstanding have been terminated or expired and all Commitments, this Agreement and the Credit Agreement have terminated. If at any time all or any part of any payment theretofore applied by the Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Agent or such Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Debtor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or such Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or such Lender Party had not been made.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

The rights and privileges of the Agent hereunder shall inure to the benefit of its successors and assigns.

The parties may sign any number of copies of this Agreement.  Each signed copy will be an original, but all of them together represent the same agreement.  This Agreement may be executed by facsimile or other electronic transmission, which facsimile or electronic signatures shall be considered original executed counterparts.  At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Agent a counterpart of this Agreement together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of such delivery. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK, NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE

COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS OF NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH DEBTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH IN SECTION 10.6 OF THE CREDIT AGREEMENT (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE AGENT AS ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH SECTION 10.6 OF THE CREDIT AGREEMENT) OR BY PERSONAL SERVICE WITHIN OR WITHOUT NEW YORK, NEW YORK. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF EACH DEBTOR, THE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH LENDER PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

DEBTORS:

INTERFACE SECURITY SYSTEMS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

INTERFACE SECURITY SYSTEMS, L.L.C.,
a Louisiana limited liability company

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

THE GREATER ALARM COMPANY, INC.,
a California corporation

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

WESTEC ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

WESTEC INTELLIGENT SURVEILLANCE, INC., a Delaware corporation

By:	/s/ Kenneth Obermeyer
Kenneth Obermeyer, Chief Financial Officer

AGENT:

CAPITAL ONE, N.A.,
as Agent

By:	/s/ John Robuck
Name:	John Robuck
Title:	Senior Director